Exhibit 99.1

Structure Therapeutics Reports Second Quarter 2025 Financial Results and Recent Highlights

Topline data from oral small molecule GLP-1 receptor agonist aleniglipron ACCESS and ACCESS II studies on track for year-end 2025 readouts

Aleniglipron clinical development program expanded to optimize competitive positioning and Phase 3 program

Oral small molecule amylin receptor agonist (ACCG-2671) Phase 1 initiation anticipated by year-end 2025

Strong financial position with cash, cash equivalents and short-term investments of $786.5 million as of June 30, 2025 expected to fund projected operations and key clinical milestones through at least 2027

SAN FRANCISCO, August 6, 2025– Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, with a focus on obesity, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

“The ACCESS and ACCESS II studies for aleniglipron, our once-daily oral small molecule GLP-1 program, remain on track for topline data readouts by the end of the year,” said Raymond Stevens, Ph.D., CEO of Structure Therapeutics. “With our continued confidence in aleniglipron’s profile, we have initiated additional supplementary studies to ensure we are well positioned for Phase 3 and to maximize the therapeutic and competitive potential of this program. By the end of 2025, we also plan to initiate the Phase 1 study of ACCG-2671, which we believe represents the most advanced oral small molecule amylin agonist in development. As the obesity field shifts towards combinability of multiple targets and long-term weight loss maintenance, we are excited to lead the way with a highly scalable pipeline of oral small molecule medicines designed to address the substantial unmet needs in obesity management and related metabolic diseases.”

Recent and Upcoming Milestones

Aleniglipron (GSBR-1290)- Oral Small Molecule Selective Glucagon-Like Peptide 1 (GLP-1) Receptor Agonist for the Treatment of Obesity and Overweight

Ongoing ACCESS and ACCESS II Studies

The fully enrolled ACCESS and ACCESS II studies are on track for topline 36-week data readouts by year-end 2025.

•	ACCESS enrolled approximately 220 adults living with obesity, or overweight with at least one weight-related comorbidity, and is designed to evaluate doses up to 120 mg of aleniglipron with a slower four-week titration schedule.

•	ACCESS II enrolled approximately 80 adults living with obesity, or overweight with at least one weight-related comorbidity, and is designed to evaluate higher doses of aleniglipron (180 mg and 240 mg) with a slower four-week titration schedule.

Expanded Data Collection from ACCESS and ACCESS II Studies

Structure Therapeutics has implemented extensions to the ongoing ACCESS and ACCESS II studies:

•	ACCESS Open Label Extension (OLE) – All patients in the Phase 2b ACCESS study are provided an option to roll over into the OLE and receive aleniglipron after completing the double-blinded randomized portion of the study. This will allow collection of data on longer-term weight loss effects, expand the overall safety database and provide aleniglipron access to patients enrolled in the blinded portion of the study who opt in to the extension.

ACCESS II Extension – Following the initial 36-week efficacy evaluation, patients will now continue on their assigned dose to 44 weeks, which allows for collection of an additional eight weeks of double-blinded safety, tolerability, and efficacy data in the study. Overall, this extension will provide additional longer-term data in the two potentially higher dose arms of 180 mg and 240 mg. Per protocol and as previously planned, a formal unblinded efficacy assessment at 36 weeks is expected by year-end 2025.

Three Additional Aleniglipron Studies

Structure Therapeutics is also conducting three new aleniglipron clinical studies as planned that will generate additional data to competitively position aleniglipron and further support the design of the Phase 3 program.

•	Phase 2 study to assess a maintenance switching strategy from an approved injectable GLP-1 receptor agonist to aleniglipron – Specifically, this maintenance switching study will evaluate the transition from an approved injectable GLP-1 receptor agonist to once-daily oral aleniglipron for weight loss maintenance. This study will assess the starting dose and the weight loss maintenance over 12 weeks. Enrollment is expected to start in the third quarter of 2025.

•	Phase 2 body composition study – This study will assess the effect of aleniglipron on body fat loss over a 40-week evaluation period. These data will be used to incorporate body composition endpoints into the Phase 3 program. Enrollment is expected to start in the third quarter of 2025.

•	Phase 2 study in patients with type 2 diabetes mellitus (T2DM) – This placebo-controlled study in patients with obesity or overweight and T2DM is anticipated to start in the fourth quarter of 2025. Data from the 38-week study may be used to support the inclusion of a cohort of T2DM in the Phase 3 obesity program.

Oral Small Molecule Amylin Receptor Agonists for the Treatment of Obesity or Overweight with Comorbidities

•	ACCG-2671 – Investigational new drug (IND) enabling activities for ACCG-2671 are ongoing; Structure Therapeutics plans to initiate a first-in-human Phase 1 clinical study by year-end 2025.

o	New preclinical data for ACCG-2671 was presented in a late-breaking poster session at the American Diabetes Association 85th Scientific Sessions in June 2025. ACCG-2671 demonstrated high binding affinity and balanced potency in human calcitonin receptor and amylin receptor functional assays. In diet-induced obese rats, oral administration of ACCG-2671 resulted in significant, dose-dependent body weight reductions. Combination therapy with semaglutide (both as add-on and concurrent treatment) resulted in superior weight loss compared to monotherapy of either compound.

Oral Small Molecule Metabolic Pipeline and Potential Combinations:

•	Oral Small Molecule glucose-dependent insulinotropic polypeptide receptor (GIPR) Program: Structure Therapeutics is developing a GIPR selective agonist and antagonist and GLP-1R/GIPR combinations to treat obesity and related diseases.

•	Oral Small Molecule glucagon receptor (GCGR) Program: Structure Therapeutics is developing a GCGR selective agonist and GLP-1R/GCGR combinations for the treatment of obesity and related diseases.

•	Oral Small Molecule apelin (APJR) Program: Structure Therapeutics is evaluating ANPA-0073, a Phase 2 ready biased APJR agonist for potential selective or muscle-sparing weight loss. The Company has finished a Phase 1 single-ascending and multiple-ascending dose study, in which ANPA-0073 was generally well-tolerated with no serious adverse events (SAEs) reported. Long-term chronic GLP-toxicology studies are currently underway and expected to be completed by the end of 2025.

Oral Small Molecule Lysophosphatidic Acid 1 Receptor (LPA1R) Program for Idiopathic Pulmonary Fibrosis (IPF)

Structure Therapeutics has successfully finished a Phase 1 single and multiple ascending dose clinical study of LTSE-2578, an oral small molecule antagonist that targets the LPA1R for the treatment of IPF. In the study there was no evidence of any dose-dependent LTSE-2578-related adverse events, including clinical, laboratory and electrocardiogram recordings. No SAEs were observed in the study.

Second Quarter 2025 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $786.5 million on June 30, 2025. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through at least 2027. For aleniglipron, this includes the ongoing ACCESS and ACCESS II studies, extension studies, and the three new clinical studies announced, but excludes Phase 3 registrational studies.

Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2025 were $54.7 million, as compared to $22.1 million for the same period in 2024. The increase in R&D expenses was primarily due to increases related to pre-clinical research and development expenses, clinical trial costs and personnel-related expenses due to an increase in headcount to support the advancement of our GLP-1R franchise including aleniglipron.

General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2025 were $15.7 million, as compared to $11.3 million for the same period in 2024. The increase in G&A expenses was primarily due to increases in employee expenses as we expanded our infrastructure to drive and support the growth in our operations as a publicly-traded company.

Net Loss: Net loss for the second quarter of 2025 totaled $61.7 million, with non-cash share-based compensation expense of $7.5 million, compared to $26.0 million for the second quarter of 2024 with non-cash share-based compensation expense of $4.2 million.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; the expected timing of topline data from the ACCESS and ACCESS II studies; the planned initiation of the ACCG-2671 Phase 1 study and the timing thereof; the Company’s anticipated cash runway and uses of cash; the belief that ACCG-2671 represents one of the most advanced oral small molecule amylin agonists in development; the belief that the Company is well positioned to lead with a highly scalable pipeline of oral small molecule medicines designed to address the substantial unmet needs in obesity management and related metabolic diseases; the potential benefits of expanding data collection from the ACCESS and ACCESS II studies; the Company’s plans to conduct three new aleniglipron studies, including the study design and timing thereof; the expected timing for declaring a second amylin receptor agonist oral small molecule development candidate; and the expected timing for long term chronic GLP-toxicology studies of ANPA-0073;; and any expectations regarding the safety, efficacy or tolerability of aleniglipron, ACCG-2671, ANPA-0073, LTSE-2578 and other candidates under development. In addition, when or if used in this press release, the words and phrases “anticipated,” “believe,” “expect,” “may,” “on track,” “plan,” “potential,” “suggests,” “to be,” “to begin,” “will,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation: risks and uncertainties related to the results from earlier clinical studies not necessarily being predictive of future results; potential delays in the commencement, enrollment and completion of the Company’s planned clinical studies, the Company’s ability to advance aleniglipron, ACCG-2671, ANPA-0073, LTSE-2578, and its other therapeutic candidates, obtain regulatory approval of, and ultimately commercialize the Company’s therapeutic candidates; competitive products or approaches limiting the commercial value of the Company’s product candidates; the timing and results of preclinical and clinical studies; the Company’s ability to fund development activities and achieve development goals; the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control; the impact of any global pandemics, inflation, tariffs, changes in monetary and fiscal policy, supply chain issues, rising interest rates, future bank failures and other macroeconomic factors on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s latest Quarterly Report on Form 10-Q and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$54,710	$22,050	$97,577	$42,729
General and administrative	15,741	11,266	29,185	22,602
Total operating expenses	70,451	33,316	126,762	65,331
Loss from operations	(70,451)	(33,316)	(126,762)	(65,331)
Interest and other income, net	8,929	7,335	18,505	13,343
Loss before provision for income taxes	(61,522)	(25,981)	(108,257)	(51,988)
Provision for income taxes	139	53	237	82
Net loss	$(61,661)	$(26,034)	$(108,494)	$(52,070)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	JUNE 30,	DECEMBER 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$786,496	$883,518
Prepaid expenses and other current assets	12,802	7,693
Total current assets	799,298	891,211
Property and equipment, net	3,459	3,478
Operating right-of-use assets	7,484	3,535
Other non-current assets	6,202	5,106
Total assets	$816,443	$903,330
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,990	$8,024
Accrued expenses and other current liabilities	27,379	26,299
Operating lease liabilities, current portion	2,664	1,698
Total current liabilities	39,033	36,021
Operating lease liabilities, net of current portion	5,012	2,164
Other non-current liabilities	317	302
Total liabilities	44,362	38,487
Total shareholders’ equity	772,081	864,843
Total liabilities and shareholders’ equity	$816,443	$903,330

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com